Exhibit 10.6

Chimerix, Inc.

Non-Employee Director Compensation Policy

Last Modified: December 6, 20131

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Chimerix, Inc. (“Chimerix”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service. This policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a. All Eligible Directors: $35,000

2.	Annual Committee Member Service Retainer:

a. Member of the Audit Committee: $7,500

b. Member of the Compensation Committee: $5,000

c. Member of the Nominating & Corporate Governance Committee: $3,500

2.	Annual Committee Chair Service Retainer (in lieu of Annual Committee Service Retainer):

a. Chairman of the Audit Committee: $15,000

b. Chairman of the Compensation Committee: $10,000

c. Chairman of the Nominating & Corporate Governance Committee: $7,000

Equity Compensation

The equity compensation set forth below will be granted under the Chimerix 2013 Equity Incentive Plan (the “Plan”). All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock of Chimerix (the “Common Stock”) on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan).

1 The modified Equity Compensation provisions are effective immediately; the modified Annual Cash Compensation provisions are effective as of January 1, 2014.

1.

1. Initial Grant: On the date of the Eligible Director’s initial election to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option to purchase 18,000 shares. One-fourth of the shares subject to the stock option will vest on the one year anniversary of the date of grant and the balance of the shares will vest in a series of 36 equal monthly installments thereafter, such that the option is fully vested on the fourth anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

2. Annual Grant: On the date of each Chimerix annual stockholder meeting, each Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option to purchase 9,000 shares. The shares subject to the stock option will vest in 12 equal monthly installments from the date of grant, provided that in any case each stock option is fully vested on the date of Chimerix’s next annual stockholder meeting, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and provided further that the stock option will vest in full upon a Change in Control (as defined in the Plan).

3. Chairman Grant: On the date of each Chimerix annual stockholder meeting, the chairman of the Board will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option having a Black-Scholes value of $25,000 on the date of grant. The stock option will vest on the schedule set forth above for each annual grant. Alternatively, at the written election of the chairman of the Board prior to the beginning of the applicable year, the chairman may receive in lieu of all or a portion of such option grant a cash service retainer paid on the schedule set forth above for each annual retainer.

2.